Exhibit 99.1

VOXWARE ANNOUNCES SENIOR MANAGEMENT CHANGES

High Technology Industry Veteran Thomas Drury Appointed President & CEO

PRINCETON, NJ — January 5, 2004 – Voxware, Inc. (OTC: VOXW), a leading supplier of voice-based solutions for the logistics workforce, today appointed Thomas J. Drury as president and CEO. Drury replaces Dr. Bathsheba Malsheen, who is leaving the company. Dr Malsheen had been president and CEO since October 1997; she shall continue to serve on the Company’s Board of Directors.

Voxware also announced the resignation of CFO Nicholas Narlis, and the appointment of Allen M. Adler as interim CFO. Mr. Adler previously served as Voxware’s Controller.

Prior to joining Voxware, Drury was the Managing Director and Chief Operating Officer of BaseCamp Ventures LLC, an early stage venture capital investment partnership. He has also served as President and CEO of Sensar, Inc., which developed hardware and software for the biometrics industry; President and CEO of Micro Dynamics, a document imaging software company; and President and CEO of Urix Corp., a voice processing equipment and software company.

Drury currently serves as a Director of two early stage companies, and as a Board Member of the Greater Philadelphia Venture Group. Tom is also an Advisory Board Member of the Ben Franklin Technology Partnership and the New Jersey Economic Development Authority’s Seed Loan Program. He graduated Cum Laude from St. Peter’s College, Jersey City, NJ with a B.S. in Computer Science.

About Voxware

Voxware’s corporate headquarters are in Princeton, New Jersey, with operating offices in Cambridge, Massachusetts and Brugge, Belgium. Additional information about Voxware can be obtained on the Internet at http://www.voxware.com.

For Additional Information:

Steve Gerrard

Voxware, Inc.

sgerrard@voxware.com

609-514-4100 x4110

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Voxware’s plans to differ or results to vary from those expected including the risks associated with Voxware’s need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware’s need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware’s results of operations; competition from others; Voxware’s evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware’s need for additional capital; and a variety of risks set forth from time to time in Voxware’s filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.